May 2024

Preliminary Pricing Supplement No. 2,430

Registration Statement Nos. 333-275587; 333-275587-01

Dated May 29, 2024

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in International Equities

Lookback Entry PLUS Based on the Performance of the iShares® China Large-Cap ETF due June 5, 2029

Performance Leveraged Upside SecuritiesSM

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Lookback Entry PLUS, which we refer to as the PLUS, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The PLUS will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for PLUS and prospectus, as supplemented or modified by this document. The payment at maturity on the PLUS is based on whether the final share price is greater than, equal to or less than the initial share price, which will be the lowest share closing price of the iShares® China Large-Cap ETF (the “underlying shares”) during the initial observation period. At maturity, if the underlying shares have appreciated in value from the initial share price determined during the initial observation period, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying shares, subject to the maximum payment at maturity. However, if the final share price is less than the initial share price determined during the initial observation period, investors will lose 1% for every 1% decline in the underlying shares from the initial share price over the term of the PLUS. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. Accordingly, you may lose your entire investment. These long-dated PLUS are for investors who seek a return based on the performance of the underlying shares and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the lookback feature used in determining the initial share price and the upside leverage feature, which applies to a limited range of appreciation of the underlying shares. Investors may lose their entire initial investment in the PLUS. The PLUS are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	June 5, 2029
Valuation date:	May 31, 2029, subject to postponement for non-trading days and certain market disruption events
Underlying shares:	Shares of the iShares® China Large-Cap ETF (the “underlying shares”)
Aggregate principal amount:	$
Payment at maturity:

If the final share price is greater than the initial share price:

$1,000 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity

If the final share price is less than or equal to the initial share price:

$1,000 × share performance factor

Under these circumstances, the payment at maturity will be less than or equal to the stated principal amount of $1,000.

Leveraged upside payment:	$1,000 x leverage factor x share percent increase
Leverage factor:	150%
Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Initial share price:

The lowest share closing price during the initial observation period. In no event will the initial share price be greater than $ , which is the closing price of one underlying share on the pricing date.

Initial observation period:

Each trading day on which there is no market disruption event with respect to the underlying shares during the approximately 3-month period from and including the pricing date to and including August 30, 2024.

Final share price:	The closing price of one underlying share on the valuation date multiplied by the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Maximum payment at maturity:	At least $2,110 per PLUS (211% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Stated principal amount / Issue price:	$1,000 per PLUS (see “Commissions and issue price” below)
Pricing date:	May 31, 2024
Original issue date:	June 5, 2024 (3 business days after the pricing date)
CUSIP / ISIN:	61776MET8 / US61776MET80
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $927.30 per PLUS, or within $40.00 of that estimate. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per PLUS	$1,000	$	$
Total	$	$	$

(1) Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $ for each PLUS they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2) See “Use of proceeds and hedging” on page 18.

The PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the PLUS” and “Additional Information About the PLUS” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for PLUS dated November 16, 2023 Index Supplement dated November 16, 2023 Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Lookback Entry PLUS Based on the Performance of the iShares® China Large-Cap ETF due June 5, 2029

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Investment Summary

Lookback Entry Performance Leveraged Upside Securities

Principal at Risk Securities

The Lookback Entry PLUS Based on the Performance of the iShares® China Large-Cap ETF due June 5, 2029 (the “PLUS”) can be used:

￭As an alternative to direct exposure to the underlying shares that enhances returns for a certain range of positive performance of the underlying shares relative to the lowest share closing price during the initial observation period, subject to the maximum payment at maturity

￭To potentially outperform the underlying shares in a moderately bullish scenario

￭To achieve similar levels of upside exposure to the underlying shares as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

The PLUS are exposed on a 1:1 basis to the negative performance of the underlying shares.

Maturity:	5 years
Leverage factor:	150% (applicable only if the final share price is greater than the initial share price)
Maximum payment at maturity:	At least $2,110 per PLUS (211% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.
Limited lookback feature:	The initial share price will be the lowest share closing price during the approximately 3-month initial observation period.
Interest:	None
Listing:	The PLUS will not be listed on any securities exchange

The original issue price of each PLUS is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the PLUS, which are borne by you, and, consequently, the estimated value of the PLUS on the pricing date will be less than $1,000. We estimate that the value of each PLUS on the pricing date will be approximately $927.30, or within $40.00 of that estimate. Our estimate of the value of the PLUS as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the PLUS on the pricing date, we take into account that the PLUS comprise both a debt component and a performance-based component linked to the underlying shares. The estimated value of the PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying shares, instruments based on the underlying shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the PLUS?

In determining the economic terms of the PLUS, including the leverage factor and the maximum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the PLUS?

The price at which MS & Co. purchases the PLUS in the secondary market, absent changes in market conditions, including those related to the underlying shares, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the PLUS in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

May 2024 Page 2

Morgan Stanley Finance LLC

Lookback Entry PLUS Based on the Performance of the iShares® China Large-Cap ETF due June 5, 2029

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

MS & Co. may, but is not obligated to, make a market in the PLUS, and, if it once chooses to make a market, may cease doing so at any time.

May 2024 Page 3

Morgan Stanley Finance LLC

Lookback Entry PLUS Based on the Performance of the iShares® China Large-Cap ETF due June 5, 2029

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Key Investment Rationale

The PLUS offer leveraged exposure to a certain range of positive performance of the shares of the Fund, which we refer to as the underlying shares. The payment at maturity on the PLUS is based on whether the final share price is greater than, equal to or less than the initial share price, which will be the lowest share closing price during the initial observation period. If the underlying shares have appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying shares, subject to the maximum payment at maturity. However, if, at maturity, the final share price is less than the initial share price, investors will lose 1% for every 1% decline in the underlying shares from the initial share price over the term of the PLUS. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. Investors may lose their entire initial investment in the PLUS. All payments on the PLUS are subject to our credit risk.

Leveraged Upside Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying shares, subject to the maximum payment at maturity.
Initial Observation Period

The payment at maturity on the PLUS is based on whether the final share price is greater than, equal to or less than the initial share price, which will be the lowest share closing price during the initial observation period. If the share closing price declines from the share closing price on the pricing date during the initial observation period, which consists of each trading day on which there is no market disruption event with respect to the underlying shares during the approximately 3-month period from and including the pricing date to and including August 30, 2024, the payment at maturity will be determined by reference to the lowest share closing price during this period.

Upside Scenario

The final share price is greater than the initial share price determined during the initial observation period, and, at maturity, you receive a full return of principal as well as 150% of the increase in the value of the underlying shares, subject to the maximum payment at maturity of at least $2,110 per PLUS (211% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.

For example, if the final share price is 4% greater than the initial share price, the PLUS will provide a total return of 6% at maturity.

Par Scenario	The final share price is equal to the initial share price determined during the initial observation period. In this case, you receive the stated principal amount of $1,000 at maturity.
Downside Scenario

The final share price is less than the initial share price determined during the initial observation period, and, at maturity, the PLUS redeem for less than the stated principal amount by an amount proportionate to the decline in the value of the underlying shares over the term of the PLUS. Under these circumstances, the payment at maturity will be less than the stated principal amount. For example, if the final share price is 30% less than the initial share price, the PLUS will be redeemed at maturity for a loss of 30% of principal at $700, or 70% of the stated principal amount. There is no minimum payment at maturity on the PLUS, and you could lose your entire investment.

May 2024 Page 4

Morgan Stanley Finance LLC

Lookback Entry PLUS Based on the Performance of the iShares® China Large-Cap ETF due June 5, 2029

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$1,000 per PLUS
Leverage factor:	150%
Hypothetical maximum payment at maturity:	$2,110 per PLUS (211% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	None

PLUS Payoff Diagram

The Underlying Shares
The PLUS
$2,200
$2,100
$2,000
$1,900
$1,800
$1,700
$1,600
$1,500
$1,400
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
Payment at Maturity on the PLUS
$2,110 Hypothetical Maximum Payment at Maturity
PLUS Zone
$1,000 Stated Principal Amount
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
74%
100%
120%
Percentage Change in the Closing Price of the Underlying Shares

See the next page for a description of how the PLUS work.

May 2024 Page 5

Morgan Stanley Finance LLC

Lookback Entry PLUS Based on the Performance of the iShares® China Large-Cap ETF due June 5, 2029

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

How it works

￭Upside Scenario. If the final share price is greater than the initial share price, the investor would receive the $1,000 stated principal amount plus 150% of the appreciation of the underlying shares over the term of the PLUS, subject to the hypothetical maximum payment at maturity. Under the terms of the PLUS, an investor will realize the hypothetical maximum payment at maturity of $2,110 per PLUS (211% of the stated principal amount) at a final share price of 174% of the initial share price.

￭If the underlying shares appreciate 4%, the investor would receive a 6% return, or $1,060 per PLUS.

￭If the underlying shares appreciate 150%, the investor would receive only the hypothetical maximum payment at maturity of $2,110 per PLUS, or 211% of the stated principal amount.

￭Par Scenario. If the final share price is equal to the initial share price, the investor would receive the $1,000 stated principal amount.

￭Downside Scenario. If the final share price is less than the initial share price, the investor would receive an amount that is less than the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying shares. Under these circumstances, the payment at maturity will be less than the stated principal amount per PLUS. There is no minimum payment at maturity on the PLUS.

￭If the underlying shares depreciate 30%, the investor would lose 30% of the investor’s principal and receive only $700 per PLUS at maturity, or 70% of the stated principal amount.

How the initial share price is determined

The following hypothetical examples are for illustrative purposes only, and demonstrate how the initial share price is determined, depending on the share closing price during the initial observation period.

￭Appreciation in value. The underlying shares appreciate in value during the initial observation period so that the share closing price on each trading day during the initial observation period is greater than the share closing price on the pricing date. In this scenario, the initial share price will be the share closing price on the pricing date, regardless of the appreciation in the value of the underlying shares during the initial observation period.

￭Depreciation in value by 10%. The underlying shares depreciate in value during the initial observation period and the lowest share closing price during that period is 90% of the share closing price on the pricing date. In this scenario, the initial share price will be equal to 90% of the share closing price on the pricing date.

May 2024 Page 6

Morgan Stanley Finance LLC

Lookback Entry PLUS Based on the Performance of the iShares® China Large-Cap ETF due June 5, 2029

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS, index supplement and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the PLUS.

Risks Relating to an Investment in the PLUS

￭The PLUS do not pay interest or guarantee return of any principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee payment of any principal at maturity. If the final share price is less than the initial share price, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each PLUS by an amount proportionate to the full decrease in the price of the underlying shares over the term of the PLUS. There is no minimum payment at maturity on the PLUS, and, accordingly, you could lose your entire initial investment in the PLUS.

￭The appreciation potential of the PLUS is limited by the maximum payment at maturity. The appreciation potential of the PLUS is limited by the maximum payment at maturity of at least $2,110 per PLUS, or 211% of the stated principal amount. The actual maximum payment at maturity will be determined on the pricing date. Although the leverage factor provides 150% exposure to any increase in the final share price over the initial share price, because the payment at maturity will be limited to at least 211% of the stated principal amount for the PLUS, any increase in the final share price over the initial share price by more than 74% of the initial share price will not further increase the return on the PLUS.

￭The initial share price will not be determined until the end of the initial observation period. Because the initial share price will be the lowest share closing price during the initial observation period, the initial share price will not be determined until the end of the initial observation period. The initial observation period is each trading day on which there is no market disruption event with respect to the underlying shares during the approximately 3-month period from and including the pricing date to and including August 30, 2024. Accordingly, you will not know the initial share price for a significant period of time after the pricing date. There can be no assurance that the share closing price will decline during the initial observation period below the share closing price on the pricing date. Furthermore, even if the share closing price declines during the initial observation period below the share closing price on the pricing date, there can be no assurance that the final share price will be greater than the initial share price so that you earn a positive return on the PLUS at maturity, or that you will not lose some or all of your investment.

￭The market price of the PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including the trading price, volatility (frequency and magnitude of changes in value) and dividends of the underlying shares and of the stocks composing the FTSE China 50 Index (the “share underlying index), interest and yield rates in the market, time remaining until the PLUS mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares or equities markets generally and which may affect the final share price of the underlying shares, the exchange rates relative to the U.S. dollar with respect to the currencies in which the shares comprising the share underlying index trade, the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and any actual or anticipated changes in our credit ratings or credit spreads. The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “iShares® China Large-Cap ETF Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

￭The PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the PLUS. You are dependent on our ability to pay all amounts due on the PLUS at maturity and therefore you are subject to our credit risk. If we default on our obligations under the PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the PLUS prior to maturity will be affected by changes in the market’s view of our

May 2024 Page 7

Morgan Stanley Finance LLC

Lookback Entry PLUS Based on the Performance of the iShares® China Large-Cap ETF due June 5, 2029

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the PLUS.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭Investing in the PLUS is not equivalent to investing in the underlying shares or the stocks composing the share underlying index. Investing in the PLUS is not equivalent to investing in the underlying shares, the share underlying index or the stocks that constitute the share underlying index. Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the share underlying index.

￭The amount payable on the PLUS is not linked to the price of the underlying shares at any time other than the valuation date. The final share price will be based on the closing price of one underlying share on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the underlying shares appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of the underlying shares prior to such drop. Although the actual price of the underlying shares on the stated maturity date or at other times during the term of the PLUS may be higher than the final share price, the payment at maturity will be based solely on the closing price of one underlying share on the valuation date.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the PLUS in the original issue price reduce the economic terms of the PLUS, cause the estimated value of the PLUS to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the PLUS in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers, and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the PLUS than

May 2024 Page 8

Morgan Stanley Finance LLC

Lookback Entry PLUS Based on the Performance of the iShares® China Large-Cap ETF due June 5, 2029

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

those generated by others, including other dealers in the market, if they attempted to value the PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your PLUS in the secondary market (if any exists) at any time. The value of your PLUS at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the PLUS will be influenced by many unpredictable factors” above.

￭The PLUS will not be listed on any securities exchange and secondary trading may be limited. The PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the PLUS. MS & Co. may, but is not obligated to, make a market in the PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the PLUS, it is likely that there would be no secondary market for the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the PLUS. As calculation agent, MS & Co. will determine the initial share price and the final share price, and will calculate the amount of cash you receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor fund or calculation of the final share price in the event of a discontinuance of the underlying shares or a market disruption event. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of PLUS—Postponement of Valuation Date(s),” “Discontinuance of Any ETF Shares and/or Share Underlying Index; Alteration of Method of Calculation,” “—Alternate Exchange Calculation in case of an Event of Default” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the PLUS on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the PLUS. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the PLUS (and to other instruments linked to the underlying shares or the share underlying index), including trading in the underlying shares and in other instruments related to the underlying shares or the share underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the underlying shares or the stocks that constitute the share underlying index and other financial instruments related to the underlying shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities prior to or during the initial observation period could potentially increase the initial share price, and, therefore, could increase the price at or above which the underlying shares must close on the valuation date so that investors do not suffer a loss on their initial investment in the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the closing price of the underlying shares on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity, if any.

￭The U.S. federal income tax consequences of an investment in the PLUS are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the PLUS. As discussed in the Tax Disclosure Sections, there is a risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder could be recharacterized as ordinary income and an interest charge could be imposed. In addition, there is no direct legal authority regarding the proper U.S. federal tax treatment of the PLUS, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).

May 2024 Page 9

Morgan Stanley Finance LLC

Lookback Entry PLUS Based on the Performance of the iShares® China Large-Cap ETF due June 5, 2029

Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Consequently, significant aspects of the tax treatment of the PLUS are uncertain, and the IRS or a court might not agree with the tax treatment of a PLUS as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. If the IRS were successful in asserting an alternative treatment of the PLUS, the tax consequences of the ownership and disposition of the PLUS, including the timing and character of income recognized by U.S. Holders and the withholding tax consequences to Non-U.S. Holders, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the PLUS, possibly retroactively.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Shares

￭There are risks associated with investments in securities, such as the PLUS, linked to the value of foreign equity securities. The underlying shares track the performance of the share underlying index, which is linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions between countries.

￭The price of the underlying shares is subject to currency exchange risk. Because the price of the underlying shares is linked to the value of foreign equity securities, holders of the PLUS will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the share underlying index, the price of the underlying shares will be adversely affected and the payment at maturity on the PLUS may be reduced.

Of particular importance to potential currency exchange risk are:

oexisting and expected rates of inflation;

oexisting and expected interest rate levels;

othe balance of payments; and

othe extent of governmental surpluses or deficits in the countries represented in the share underlying index and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the share underlying index and the United States and other countries important to international trade and finance.

￭Recent executive orders could adversely affect your investment in the PLUS. Pursuant to recent executive orders issued by the U.S. Government, U.S. persons are prohibited from engaging in transactions in, or possession

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of, publicly traded securities of certain companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus, or securities that are derivative of, or are designed to provide investment exposure to, those securities, such as structured products.

If the issuer of any of the component stocks of the share underlying index equity securities held by the underlying shares is in the future designated as such a prohibited company, the value of that company may be adversely affected, potentially significantly, which would adversely affect the performance of the underlying shares. In addition, under these circumstances, the publisher may remove the equity securities of that company from the share underlying index. Any changes to the composition of the share underlying index in response to these executive orders could adversely affect the performance of the the underlying shares. Any such action could result in the loss of a significant portion or all of your initial investment in the PLUS. Moreover, if the publisher does not remove the prohibited company, that could mean that transactions in, or holdings of, the PLUS may be prohibited under U.S. law. Accordingly, you may be forced to sell the PLUS in order to comply with U.S. law, and you may be forced to realize a loss on your investment, and would lose the opportunity cost of continued investment in the PLUS, upon such forced divestment.

￭Adjustments to the underlying shares or to the share underlying index could adversely affect the value of the PLUS. As the adviser to the underlying shares, BlackRock Fund Advisors (the “Investment Adviser”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the share underlying index. Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks composing the underlying shares. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the PLUS. The publisher of the share underlying index is responsible for calculating and maintaining the share underlying index. The publisher may add, delete or substitute the securities constituting the share underlying index or make other methodological changes that could change the value of the share underlying index. The publisher of the share underlying index may discontinue or suspend calculation or publication of the share underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued share underlying index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the PLUS.

￭The performance and market price of the underlying shares, particularly during periods of market volatility, may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the underlying shares. The underlying shares do not fully replicate the share underlying index and may hold securities that are different than those included in the share underlying index. In addition, the performance of the underlying shares will reflect additional transaction costs and fees that are not included in the calculation of the share underlying index. All of these factors may lead to a lack of correlation between the performance of the underlying shares and the share underlying index. In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying the underlying shares may impact the variance between the performance of the underlying shares and the performance of the share underlying index. Finally, because the shares of the underlying shares are traded on an exchange and are subject to market supply and investor demand, the market price of one share of the underlying shares may differ from the net asset value per share of the underlying shares.

In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying the underlying shares may be disrupted or limited, or such securities may be unavailable in the secondary market. Under these circumstances, the liquidity of the underlying shares may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of the underlying shares, and their ability to create and redeem shares of the underlying shares may be disrupted. Under these circumstances, the market price of shares of the underlying shares may vary substantially from the net asset value per share of the underlying shares or the level of the share underlying index.

For all of the foregoing reasons, the performance of the underlying shares may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the underlying shares. Any of these events could materially and adversely affect the price of the shares of the underlying shares and, therefore, the value of the PLUS. Additionally, if market volatility or

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these events were to occur on the valuation date, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect the payment at maturity of the PLUS. If the calculation agent determines that no market disruption event has taken place, the payment at maturity would be based solely on the published closing price per share of the underlying shares on the valuation date, even if the underlying shares’ shares are underperforming the share underlying index or the component securities of the share underlying index and/or trading below the net asset value per share of the underlying shares.

￭The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares. MS & Co., as calculation agent, will adjust the adjustment factor for certain events affecting the underlying shares. However, the calculation agent will not make an adjustment for every event that could affect the underlying shares. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the PLUS may be materially and adversely affected.

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Principal at Risk Securities

iShares® China Large-Cap ETF Overview

The iShares® China Large-Cap ETF is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE China 50 Index. The iShares® China Large-Cap ETF is managed by iShares Trust (“iShares”), a registered investment company that consists of numerous separate investment portfolios, including the iShares® China Large-Cap ETF. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that any such publicly available information regarding the iShares® China Large-Cap ETF is accurate or complete.

Information as of market close on May 28, 2024:

Bloomberg Ticker Symbol:	FXI UP	52 Week High (on 7/31/2023):	$30.42
Current Share Price:	$27.56	52 Week Low (on 1/22/2024):	$21.14
52 Weeks Ago:	$26.04

The following graph sets forth the daily closing prices of the underlying shares for the period from January 1, 2019 through May 28, 2024. The related table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices, of the underlying shares for each quarter in the same period. The closing price of the underlying shares on May 28, 2024 was $27.56. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The historical closing prices of the underlying shares should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the underlying shares on the valuation date.

Shares of the iShares® China Large-Cap ETF Daily Closing Prices, January 1, 2019 to May 28, 2024

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iShares® China Large-Cap ETF (CUSIP 464287184)	High ($)	Low ($)	Period End ($)
2019
First Quarter	45.17	38.09	44.27
Second Quarter	45.85	39.93	42.77
Third Quarter	43.40	37.67	39.80
Fourth Quarter	43.71	39.63	43.63
2020
First Quarter	45.28	33.91	37.54
Second Quarter	41.56	36.01	39.70
Third Quarter	45.53	40.16	42.00
Fourth Quarter	48.62	42.03	46.43
2021
First Quarter	54.47	45.11	46.66
Second Quarter	47.59	43.55	46.33
Third Quarter	46.09	38.18	38.93
Fourth Quarter	42.33	35.57	36.58
2022
First Quarter	39.03	27.07	31.97
Second Quarter	34.33	28.01	33.91
Third Quarter	34.07	25.86	25.86
Fourth Quarter	29.12	20.95	28.30
2023
First Quarter	33.29	27.33	29.53
Second Quarter	29.49	25.97	27.19
Third Quarter	30.42	26.14	26.53
Fourth Quarter	27.21	22.91	24.03
2024
First Quarter	24.64	21.14	24.07
Second Quarter (through May 28, 2024)	29.33	23.65	27.56

This document relates only to the PLUS offered hereby and does not relate to the underlying shares. We have derived all disclosures contained in this document regarding the underlying shares from the publicly available documents described above. In connection with the offering of the PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying shares. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the underlying shares is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the PLUS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the underlying shares could affect the value received at maturity with respect to the PLUS and therefore the value of the PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlying shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the PLUS under the securities laws. As a prospective purchaser of the PLUS, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment linked to the underlying shares.

iShares® is a registered trademark of BlackRock Fund Advisors or its affiliates (“BFA”). The PLUS are not sponsored, endorsed, sold, or promoted by BFA. BFA makes no representations or warranties to the owners

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Principal at Risk Securities

of the PLUS or any member of the public regarding the advisability of investing in the PLUS. BFA has no obligation or liability in connection with the operation, marketing, trading or sale of the PLUS.

FTSE China 50 Index. The FTSE China 50 Index is a stock index calculated, published and disseminated by FTSE Russell, a company wholly owned by the London Stock Exchange Group Plc (the “LSE”), and is designed to represent the performance of the mainland Chinese market that is available to international investors and includes companies that trade on the Stock Exchange of Hong Kong (“SEHK”). The FTSE China 50 Index is described in “FTSE China 50 Index” in the accompanying index supplement.

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Morgan Stanley Finance LLC

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Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Additional Terms of the PLUS

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Share underlying index:	FTSE China 50 Index
Share underlying index publisher:	FTSE Russell, or any successor thereof
Denominations:	$1,000 per PLUS and integral multiples thereof
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Postponement of maturity date:

If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.

Discontinuance of the underlying shares during the initial observation period:

If trading in the underlying shares on every applicable national securities exchange, on the OTC Bulletin Board and in the over-the-counter market is permanently discontinued or the underlying shares are liquidated or otherwise terminated, the calculation agent will determine the initial share price based on the share closing price(s) of the underlying shares during the initial observation period prior to such discontinuance.

Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the PLUS by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the PLUS in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee and to the depositary of the amount of cash to be delivered with respect to each stated principal amount of the PLUS, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the PLUS to the trustee for delivery to the depositary, as holder of the PLUS, on the maturity date.

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Morgan Stanley Finance LLC

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Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Additional Information About the PLUS

Additional Information:
Minimum ticketing size:	$1,000 / 1 PLUS
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, it is reasonable to treat a PLUS as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation on the pricing date.

Assuming this treatment of the PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS. Subject to the discussion below concerning the potential application of the “constructive ownership” rule, such gain or loss should be long-term capital gain or loss if the investor has held the PLUS for more than one year, and short-term capital gain or loss otherwise.

Because the PLUS are linked to shares of an exchange-traded fund, although the matter is not clear, there is a risk that an investment in the PLUS will be treated as a “constructive ownership transaction” under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”). If this treatment applies, all or a portion of any long-term capital gain of the U.S. Holder in respect of the PLUS could be recharacterized as ordinary income (in which case an interest charge will be imposed). As a result of certain features of the PLUS, including the leveraged upside payment, it is unclear how to calculate the amount of gain that would be recharacterized if an investment in the PLUS were treated as a constructive ownership transaction. Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the PLUS. U.S. investors should read the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Possible Application of Section 1260 of the Code” in the accompanying product supplement for PLUS for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the treatment of the PLUS. An alternative characterization of the PLUS could materially and adversely affect the tax consequences of ownership and disposition of the PLUS, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

As discussed in the accompanying product supplement for PLUS, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the PLUS and current market conditions, we expect that the PLUS will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the PLUS do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the PLUS should not be Specified

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Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the PLUS.

Both U.S. and non-U.S. investors considering an investment in the PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the potential application of the constructive ownership rule and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the PLUS.

Use of proceeds and hedging:

The proceeds from the sale of the PLUS will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the PLUS, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the PLUS borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the PLUS.

Prior to or during the initial observation period, we will hedge our anticipated exposure in connection with the PLUS by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the underlying shares and in futures and options contracts on the underlying shares or component stocks of the share underlying index, or in any other securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the price of the underlying shares on the pricing date, and therefore the price at or above which the underlying shares must close on the valuation date so that investors do not suffer a loss on their initial investment in the PLUS. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the PLUS, including on the valuation date, by purchasing and selling the underlying shares, futures or options contracts on the underlying shares or component stocks of the share underlying index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying shares, and, therefore, adversely affect the value of the PLUS or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $ for each PLUS they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the PLUS. When MS & Co. prices this offering of PLUS, it will determine the economic terms of the PLUS, including the maximum payment at maturity, such that for each PLUS the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and

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Hedging” in the accompanying product supplement for PLUS.
Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for PLUS, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for PLUS, the index supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Product Supplement for PLUS dated November 16, 2023

Index Supplement dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the product supplement for PLUS, in the index supplement or in the prospectus.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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